Exhibit 5.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

November 30, 2012

The Board of Directors

Murphy Oil Corporation

200 Peach Street, P.O. Box 7000

El Dorado, Arkansas 71731-7000

Ladies and Gentlemen:

We have acted as special counsel to Murphy Oil Corporation, a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-184287) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of $550,000,000 aggregate principal amount of its 2.500% Notes due 2017, $600,000,000 aggregate principal amount of its 3.700% Notes due 2022 and $350,000,000 aggregate principal amount of its 5.125% Notes due 2042 (collectively, the “Notes”). The Notes are to be issued pursuant to an indenture dated as of May 18, 2012 (the “Base Indenture”) between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by a second supplemental indenture to be dated as of November 30, 2012 (together with the Base Indenture, the “Indenture”) between the Company and the Trustee, and to be sold pursuant to a Terms Agreement dated as of November 27, 2012 (the “Terms Agreement”) among the Company and the several underwriters named therein.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, when the Notes have been duly executed, authenticated, issued and delivered in accordance with the Indenture and the Terms

Murphy Oil Corporation	November 30, 2012

Agreement against payment therefor, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

In connection with the opinion expressed above, we have assumed that (i) the Registration Statement became effective upon filing with the Commission and such effectiveness shall not have been terminated or rescinded; (ii) the Indenture and the Notes are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company); and (iii) there shall not have occurred any change in law affecting the validity or enforceability of the Notes. We have also assumed that the execution, delivery and performance of the Indenture and the Notes by the Company will not violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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